SCHEDULE 14A INFORMATION

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Lucent Technologies Inc.
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Notice of

2002

Annual Meeting

and Proxy Statement

LUCENT TECHNOLOGIES INC.

600 Mountain Avenue
Murray Hill, New Jersey 07974

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

TIME	9:00 a.m. EST
Wednesday, February 20, 2002
PLACE	The Playhouse Theatre DuPont Building 10th & Market Streets Wilmington, Delaware 19801
ITEMS OF BUSINESS	(1) To elect members of the Board of Directors, whose terms are described in the proxy statement.
(2) To transact such other business, including consideration of a shareowner proposal, as may properly come before the meeting and any adjournment thereof.
RECORD DATE	Holders of Lucent common stock of record at the close of business on December 24, 2001, are entitled to vote at the meeting.
ANNUAL REPORT	The company's 2001 annual report, which is not a part of the proxy soliciting materials, is enclosed.
PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most shareowners can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

RICHARD J. RAWSON Senior Vice President, General Counsel and Secretary

December 28, 2001

HOW TO VOTE

    Your vote is important. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

REDUCE MAILING COSTS

    Eligible shareowners who have more than one account in their name or the same address as other shareowners may authorize us to discontinue mailings of multiple annual reports and proxy statements. Most shareowners can also view future annual reports and proxy statements over the Internet rather than receiving paper copies in the mail. See this proxy statement and your proxy card for more information.

ANNUAL MEETING ADMISSION

    You will need your admission ticket, as well as a form of personal identification to attend the annual meeting. If you are a shareowner of record, or own Lucent stock through a Lucent benefit plan, an admission ticket is included with this mailing. If you own stock through a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent brokerage statement or letter from your broker are examples of proof of ownership.

Lucent Technologies Inc. 600 Mountain Avenue Murray Hill, New Jersey 07974
PROXY STATEMENT

    We are providing these proxy materials in connection with the solicitation by the Board of Directors of Lucent Technologies Inc., of proxies to be voted at the company's 2002 Annual Meeting of Shareowners and at any meeting following postponement or adjournment thereof.

    You are cordially invited to attend the annual meeting on February 20, 2002, beginning at 9:00 a.m. EST. The meeting will be held in The Playhouse Theatre located in the DuPont Building, 10th and Market Streets, Wilmington, Delaware 19801. Shareowners will be admitted beginning at 8:00 a.m. EST. The location is accessible to handicapped persons and upon request we will provide wireless headsets for hearing amplification.

    You will need your admission ticket as well as a form of personal identification to enter the meeting. If you are a shareowner of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please retain the admission ticket. A map and directions to the meeting are printed on the admission ticket.

    If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent bank or brokerage account statement, to our transfer agent, The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286. If you arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are a Lucent shareowner.

    Lucent's fiscal year begins on October 1 and ends on September 30. References in this proxy statement to the year 2001 or fiscal 2001 refer to the 12-month period from October 1, 2000, through September 30, 2001.

    We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on December 28, 2001, to holders of the company's common stock on December 24, 2001, the record date for the meeting.

PROXIES AND VOTING PROCEDURES

    YOUR VOTE IS IMPORTANT.  Because many shareowners cannot attend the meeting in person, it is necessary that a large number of shareowners be represented by proxy. Most shareowners have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible shareowners of record will close at 11:59 p.m. EST on February 19, 2002.

    You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the company the expense of a second mailing.

    The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded.

    The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting.

    All shares entitled to vote and represented by properly completed proxies received prior to the meeting, and not revoked, will be voted at the meeting in accordance with your instructions. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

    If any other matters are properly presented for consideration at the annual meeting including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

SHAREOWNERS ENTITLED TO VOTE

    Shareowners of Lucent common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each common share is entitled to one vote on each matter properly brought before the meeting.

    On October 1, 2001, there were 3,414,250,141 shares of common stock outstanding.

    For BuyDIRECTSM participants:  If you are a participant in the BuyDIRECT stock purchase plan, shares held in your BuyDIRECT account are included on, and may be voted using, the proxy card sent to you. The plan's administrator is the shareowner of record of your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the proxy card sent to you.

    For Lucent Plan Participants:  If you are a participant in the Lucent Savings Plan, Lucent Long Term Savings and Security Plan, Lucent Employee Stock Purchase Plan, or Lucent Long Term Savings and Security Employee Stock Ownership Trust, you will receive one proxy card for all shares you own through these plans or in an Employee Stock Purchase Plan account. That proxy card will serve as a voting instruction card for the trustees or administrators of these plans where all accounts are registered in the same name. If you own shares through these plans or in an Employee Stock Purchase Plan account and do not vote, the plan trustees will vote the plan shares in the same proportion as shares for which instructions were received under each plan, and shares held in an Employee Stock Purchase Plan account will be voted in accordance with normal brokerage industry practices.

SMBuyDIRECT is a service mark of
The Bank of New York

    If you hold Lucent stock through any other company's stock purchase or savings plan, you will receive voting instructions from that plan's administrator. Please sign and return those instructions promptly to assure that your shares are represented at the meeting.

    In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available at the location of the annual meeting on February 20, 2002, and for 10 days prior to the meeting at our headquarters located at 600 Mountain

Avenue, Murray Hill, New Jersey 07974, between the hours of 9 a.m. and 4 p.m. EST.

REQUIRED VOTE

    The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of Directors is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

    The affirmative vote of a plurality of the votes duly cast is required for the election of Directors (that is, the nominees receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of Directors.

    The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote is required to approve the shareowner proposal. An abstention is counted as a vote against the shareowner proposal. A broker "non-vote" is not counted for purposes of approving the shareowner proposal.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

    This proxy statement and the 2001 annual report are available on Lucent's Web site at  http://www.lucent.com/investor/annual/index.html. Most shareowners can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

    If you are a shareowner of record, you can choose this option and save the company the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet. You can also choose between paper documents and electronic access by calling the Lucent Shareowner Services toll-free number, 1 888 LUCENT6.

    If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call the Lucent Shareowner Services toll-free number and tell us otherwise. You do not have to elect Internet access each year.

    If you hold your Lucent stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

    Most shareowners who hold their Lucent stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail message next year containing the Internet address to use to access Lucent's proxy statement and annual report.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

    In accordance with a notice sent earlier this year to eligible shareowners who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact our transfer agent at 1 888 LUCENT6 or write to The Bank of New York, Church Street Station, P.O. Box 11009, New York, New York 10286. If you are an eligible shareowner of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other holder of record, you can request householding by contacting the holder of record.

COST OF PROXY SOLICITATION

    Lucent will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the company by Directors, officers or employees of the company in person or by telephone, facsimile or other electronic means. We have engaged the firm of Morrow & Co., Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co., Inc. a fee of $17,000 plus expenses for these services.

    In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Lucent common stock as of the record date.

GOVERNANCE OF THE COMPANY

    Pursuant to the Delaware General Corporation Law and the company's by-laws, Lucent's business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the company's business through discussions with the Chairman and key members of management, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

    During fiscal 2001, the Board held 23 meetings and the committees held a total of 26 meetings. The average attendance at the Board and committee meetings was approximately 97%.

COMMITTEES OF THE BOARD OF DIRECTORS

    In fiscal 2001, the Board of Directors had three ongoing committees: the Audit and Finance Committee, the Corporate Governance and Compensation Committee and the Technology Committee. Paul A. Allaire (Chairman), Betsy S. Atkins and Franklin A. Thomas are the current members of the Audit and Finance Committee. Franklin A. Thomas (Chairman), Paul A. Allaire, Betsy S. Atkins, Carla A. Hills and John A. Young are the current members of the Corporate Governance and Compensation Committee. John A. Young (Chairman) and Betsy S. Atkins are the current members of the Technology Committee. In fiscal 2001, the Audit and Finance Committee met 11 times, the Corporate Governance and Compensation Committee met nine times and the Technology Committee met six times.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

    The audit functions of the Audit and Finance Committee are focused on three areas:

  •
  the adequacy of the company's internal controls and financial reporting process and the reliability of the company's financial statements.

  •
  the independence and performance of the company's internal auditors and independent auditors.

  •
  the company's compliance with legal and regulatory requirements.

    We meet with management periodically to consider the adequacy of the company's internal controls and the objectivity of its financial reporting. We discuss these matters with the company's independent auditors and with appropriate company financial personnel and internal auditors.

    We regularly meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee.

    We also recommend to the Board the appointment of the independent auditors and review periodically their performance and independence from management.

    In addition, we review the company's financing plans and make report recommendations to the full Board for approval and to authorize action.

    The Audit and Finance Committee is comprised entirely of independent Directors. That is, the Board of Directors has determined that none of us has a relationship to Lucent that may interfere with our independence from Lucent and its management.

    The Board has adopted a written charter setting out the audit related functions the committee is to perform. In February 2001, we re-examined and again approved the adequacy of our charter, a copy of which was an attachment to last year's proxy statement.

    Management has primary responsibility for the company's financial statements and the overall reporting process, including the company's system of internal controls.

    The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

    This year, we reviewed the company's audited financial statements and met separately with both management and PricewaterhouseCoopers LLP, the company's independent auditors, to discuss and review those financial statements and reports prior to issuance. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

    We have received from
and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the company. We also discussed with PricewaterhouseCoopers LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accounts to the extent applicable. We have implemented a procedure to monitor auditor independence and discussed with the auditors their independence.

    Based on these reviews and discussions, we recommended to the Board that the company's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

Audit Fees

    PricewaterhouseCoopers LLP has billed the company $7,598,000, in the aggregate, for professional services for the audit of the company's annual financial statements for the company's 2001 fiscal year and the review of the interim financial statements included in the company's Quarterly Reports on Form 10-Q for the company's 2001 fiscal year.

Financial Information Systems Design and Implementation Fees

    In addition to its audit fees, PricewaterhouseCoopers LLP has billed the company $8,317,000, in the aggregate, for professional services related to financial information systems design and implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

    PricewaterhouseCoopers LLP has billed the company $54,967,000, in the aggregate, for professional services rendered for all services other than those services covered in the sections captioned "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the company's 2001 fiscal year. These other services include (i) $15,343,000 of audit and tax services related to discontinued or sold product groups or operations, (ii) $3,629,000 of other accounting and auditing services, including benefit plan audits, (iii) $12,185,000 of domestic and international tax planning and assistance with preparation of returns, (iv) $14,324,000 of other divestiture related services, (v) $5,245,000 of services rendered in connection with non-financial systems design and implementation and (vi) $4,241,000 of other services.

    In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as the company's independent accountants for the fiscal year ending September 30, 2002, the Audit and Finance Committee has considered whether PricewaterhouseCoopers LLP's provision of services other than audit services are compatible with maintaining independence of our outside accountants.

Paul A. Allaire (Chairman)
Betsy S. Atkins
Franklin A. Thomas

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

    The functions of the Corporate Governance and Compensation Committee include: recommending to the full Board nominees for election as Directors of the company, making recommendations to the Board from time to time as to matters of corporate governance, administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of Directors. The committee will also consider qualified candidates for Director suggested by shareowners in written submissions to Lucent's corporate Secretary.

    Under Lucent's by-laws, nominations for Director may be made only by the Board or a Board committee, or by a shareowner entitled to vote who delivers notice along with the additional information and materials required by the by-laws to the corporate Secretary of the company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year's annual meeting. For Lucent's annual meeting in the year 2003, we must receive this notice on or after October 10, 2002, and on or before November 11, 2002. You can obtain a copy of the full text of the by-law provision by writing to the corporate Secretary, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974.

TECHNOLOGY COMMITTEE

    The Technology Committee regularly reviews and appraises the major technological programs being undertaken by Bell Laboratories and other research and development organizations of the company and to determine that these research and development activities prudently support the overall business objectives and strategies of the company. The Technology Committee also reviews major trends in the marketplace for the company's products and services and assesses technologies vital to maintaining the company's technological leadership.

COMPENSATION OF DIRECTORS

    Each non-employee Director receives annually a retainer of $100,000 and an option to purchase 5,000 shares of Lucent stock. The Chairman of each of the Audit and Finance Committee, the Corporate Governance and Compensation Committee and the Technology Committee receives an additional retainer of $10,000. Non-employee Directors must elect to receive between 50% and 100% of their retainer in Lucent stock or an option to purchase Lucent stock or a combination of stock and an option. Any remainder will be paid in cash. Any option elected will enable the non-employee Director to purchase the number of shares resulting from the following formula:

Number of shares	= 3 ×	Dollar value of retainer taken as an option Fair market value of a share of common stock on date of grant

The exercise price per share under the option will be the fair market value of a share on the date of grant. Options will generally become exercisable on the six-month anniversary of the date of grant and have a 10-year term.

    In October 2000, when Mr. Schacht became Chairman and Chief Executive Officer, the Board appointed Mr. Thomas as Senior Director. In that capacity, Mr. Thomas has day-to-day contact with company management, advising Mr. Schacht and others on a broad range of matters. He also has also taken on additional corporate governance activities for the Board. For his services as Senior Director, Mr. Thomas was entitled to receive twice the regular annual compensation received by non-employee Directors; however Mr. Thomas declined the additional compensation for fiscal 2001.

    Under the company's Deferred Compensation Plan, non-employee Directors may defer all or a portion of their cash and stock compensation to a deferred compensation account. Deferred compensation plan accounts have two components, is a Lucent stock portion and a cash portion. Non-employee Directors can defer receipt of cash retainers to either portion of their accounts. The stock portion of a retainer can be deferred only to the Lucent stock portion of an account. The value of the Lucent stock portion of an account fluctuates based on changes in the price of Lucent stock. Dividend equivalents, when paid, are credited on the Lucent stock portion of accounts. The cash portion of an account earns interest, compounded quarterly, at an annual rate equal (a) to 120% of the average interest rate for 10-year U.S. Treasury notes for the previous quarter, in the case of deferrals after October 1, 1997, and (b) to the average interest rate for 10-year U.S. Treasury notes for the previous quarter plus 5%, in the case of deferrals on or before that date. Interest rates for deferrals to the cash account may be revised by the Board.

    All distributions from the Lucent stock portion of an account will be made in Lucent stock. In the event of a Potential Change in Control, as defined in the plan, the plan will be supported by a benefits protection grantor trust, the assets of which will be subject to the claims of the company's creditors.

    Lucent also maintains a general insurance policy that provides non-employee Directors with travel accident insurance when on company business. An individual who became a non-employee director before 1999 may purchase life insurance under a company program pursuant to which the company will pay a portion of the premium. The amount paid by the company is to be returned to the company at the earlier of (a) the non-employee Director's death or (b) the later of age 70 or fifteen years from the policy's inception. This benefit will continue after the non- employee Director's retirement from the Company's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In fiscal 2001, all of our independent Directors served on the Corporate Governance and Compensation Committee. Franklin A. Thomas was the Chairman of the committee. The other committee members were Paul A. Allaire, Betsy S. Atkins, Carla A. Hills and John A. Young. Paul H. O'Neill was also a committee member until his resignation in December 2000, when he was nominated as Secretary of the Treasury.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit and Finance Committee, the Board has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit our financial statements for the fiscal year beginning October 1, 2001.

    Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers to file reports of holdings and transactions in Lucent stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that all Securities and Exchange Commission filing requirements applicable to our Directors and executive officers for fiscal 2001 were timely met.

ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes with terms that expire at successive annual meetings. Two Directors will be elected at the annual meeting to serve for a three-year term expiring at the company's annual meeting in 2005 or until their successors have been elected and qualified, or until the earliest of their death, resignation or retirement. One Director will be elected at the annual meeting to serve for a two-year term expiring at the company's annual meeting in 2004 or until his successor has been elected and qualified, or until the earliest of his death, resignation or retirement.

    The company expects each nominee for election as a Director at the annual meeting to be able to serve if elected. If any nominee is unable to serve if elected, proxies will be voted in favor of the remainder of those nominated.

    The Board has nominated Paul A. Allaire and John A. Young to be elected at the Annual Meeting as Directors whose terms will expire in 2005. The Board has also nominated Henry B. Schacht for election as a Director, whose term will expire in 2004 as a result of filling a vacancy on the Board. All nominees are current Directors of the company.

    Beginning on the next page, the principal occupation and certain other information are set forth regarding such nominees and the other Directors whose terms of office will continue after the Annual Meeting. Information about the share ownership of the nominees and other Directors can be found on page 16.

    The Board of Directors recommends a vote FOR the election of the above-named nominees for election as Directors.

NOMINEES FOR TERMS EXPIRING IN 2005

Paul A. Allaire, Director of Lucent since 1996. Chairman (since 1991) and Chief Executive Officer (May 2000-July 2001 and 1990-1999) of Xerox Corporation (document processing services and products). Director of GlaxoSmithKline plc; priceline.com Incorporated; and Sara Lee Corp. Committees: Chairman of the Audit and Finance Committee and member of the Corporate Governance and Compensation Committee. Age: 63.

John A. Young, Director of Lucent since 1996. Chairman of Agere Systems Inc. (March 2001—December 2001) the microelectronics business that we intend to spin off. Retired President and Chief Executive Officer of Hewlett-Packard Company (manufacturer of measurement and computation products) (1978–1992). Director of Affymetrix, Inc.; Agere Systems Inc.; ChevronTexaco Corp.; Ciphergen Biosystems, Inc.; Fluidigm Corporation; GlaxoSmithKline plc; and Perlegen Sciences Inc. Committees: Chairman of the Technology Committee and member of the Corporate Governance and Compensation Committee. Age: 69.

NOMINEE FOR TERM EXPIRING IN 2004

Henry B. Schacht, Director of Lucent since 1996. Chairman and Chief Executive Officer of Lucent since October 2000. Chairman of the Board (1996-1998) and Chief Executive Officer (1996-1997) of Lucent. Director and Senior Advisor, Warburg, Pincus & Co., LLC. (1995 and 1998-2000) Chairman (1977-1995) and Chief Executive Officer (1973-1994) of Cummins Engine Company, Inc. Director of Alcoa Inc.; Avaya Inc.; Johnson & Johnson; Knoll, Inc.; and The New York Times Co. Age: 67.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2003

Betsy S. Atkins, Director of Lucent since April 2000. Chief Executive Officer of Baja Corporation (investor in early stage, high-tech and life science companies). Director of Polycom, Inc. and webMethods Inc. Member of President-appointed Pension Benefit Guaranty Corporation advisory committee and governor-appointed Florida International University Board of Trustees. Co-founder of Ascend Communications, Inc., and member of its board prior to its acquisition by Lucent in 1999. Committees: Member of the Audit and Finance Committee, Corporate Governance and Compensation Committee, and Technology Committee. Age: 46.

Carla A. Hills, Director of Lucent since 1996. Chairman and Chief Executive Officer of Hills & Company (international consultants) since 1993. United States Trade Representative (1989 –1993). Director of American International Group, Inc.; ChevronTexaco Corp.; and AOL Time Warner Inc. Committees: Member of the Corporate Governance and Compensation Committee. Age: 67.

DIRECTOR WHOSE TERM WILL EXPIRE IN 2004

Franklin A. Thomas, Director of Lucent since 1996. Consultant to the TFF Study Group since 1996 (a non-profit initiative assisting development in southern Africa). Retired President of The Ford Foundation (1979 –1996). Chairman of the oversight board of the September 11 Fund. Director of Alcoa Inc., Avaya Inc., Citigroup N.A.; Conoco Inc.; Cummins Engine Company, Inc.; and PepsiCo, Inc. Committees: Chairman of the Corporate Governance and Compensation Committee and Member of the Audit and Finance Committee. Age: 67.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information concerning the beneficial ownership of the company's common stock as of October 1, 2001, for: (a) each Director and nominee for Director, (b) the four other most highly compensated executive officers and our former chairman and chief executive officer and (c) the Directors and executive officers as a group. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities. All share amounts and totals reflect anti-dilution adjustments made to stock options and restricted stock unit awards following the spin-off of Avaya.

Name	Common Stock Beneficially Owned(1)(2)	Other Common Stock Equivalents(3)	Total

(a)
Paul A. Allaire	45,023	0	45,023
Betsy S. Atkins	29,970	0	29,970
Carla A. Hills	28,675	57,142	85,817
Henry B. Schacht	1,831,208	12,834	1,844,042
Franklin A. Thomas	44,691	45,368	90,059
John A. Young	15,072	24,678	39,750
(b)
Ben Verwaayen	1,857,984	725,446	2,583,430
Robert C. Holder	1,036,405	338,106	1,374,511
William T. O'Shea	2,112,315	459,743	2,572,058
Arun Netravali	1,291,840	457,557	1,749,397
Richard A. McGinn	6,979,973	0	6,979,973
(c)
Directors and Executive
Officers as a Group (14 persons)	17,094,738	2,687,922	19,782,660

Footnotes

(1)
No individual Director or officer identified above beneficially owns 1% or more of Lucent's outstanding common stock, nor do the Directors and executive officers as a group. The company does not know of any person who beneficially owns more than 5% of the outstanding common stock.
(2)
Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of October 1, 2001 pursuant to stock options awarded under company stock plans:
•
Paul A. Allaire—15,072 shares
•
Betsy S. Atkins—28,328 shares
•
Carla A. Hills—18,048 shares
•
Henry B. Schacht—1,827,496 shares
•
Franklin A. Thomas—43,223 shares
•
John A. Young—15,072 shares
•
Ben Verwaayen—1,857,982 shares
•
Robert C. Holder—993,383 shares
•
William T. O'Shea—1,889,250 shares
•
Arun Netravali—1,221,569 shares
•
Richard A. McGinn—6,932,239 shares
•
Directors and Executive Officers as a Group—16,554,430 shares
(3)
Includes restricted stock units and amounts held in Lucent stock accounts under the company's Deferred Compensation Plan. The value of these accounts depends directly on the market price of shares.

SHAREOWNER PROPOSAL

Any shareowner who intends to present a proposal at the annual meeting in the year 2003 must deliver the proposal to the company's corporate Secretary at 600 Mountain Avenue, Murray Hill, New Jersey 07974:

  •
  Not later than August 30, 2002, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

  •
  On or after October 10, 2002, and on or before November 11, 2002, if the proposal is submitted pursuant to Lucent's by-laws, in which case we are not required to include the proposal in our proxy materials.

SHAREOWNER PROPOSAL

    Mrs. Evelyn Y. Davis, having an office at the Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 700 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:

RESOLVED: "That the stockholders of Lucent Technologies recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

REASONS:

    "The great majority of New York Stock Exchange listed corporations elect all their directors each year."

    "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

    "Last year the owners of 880,497,353 shares, representing approximately 51.2% of shares voting, voted FOR this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

COMPANY RESPONSE TO PROPOSAL NUMBER 1

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

    After thoughtful consideration of this proposal, the Board of Directors continues to believe that this proposal is not in the best interests of Lucent or its shareowners.

    Mrs. Davis has submitted this proposal annually since 1998. Last year, this proposal received the favorable vote of 51.2% of the shares voting but 32.4% of our outstanding common shares entitled to vote. We do acknowledge the significance of these votes and have reviewed our governance structure since the 2001 Annual Meeting.

    We believe that the classified Board continues to be in your best interests. The Board continues to believe that having a classified Board assures continuity and stability of the company's business strategies and policies. In the event of an unfriendly or unsolicited takeover proposal, the staggered system would provide the Board the greatest opportunity to negotiate with a third party or to consider other alternatives that would maximize shareowner value. Because at least two shareowner meetings would be required to effect a change in control of the Board, a majority of the Directors at any given time would be familiar with the company's business strategy through service as a Director.

    We have fiduciary duties and legal obligations provided by state statutes. We believe that Directors elected to a classified Board are just as accountable to shareowners as Directors who are elected annually.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREOWNER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS SPECIFY OTHERWISE IN THEIR PROXIES.

PERFORMANCE GRAPH

    The graph below provides an indicator of cumulative total shareowner returns for Lucent as compared with the S&P Technology Sector Index and the S&P 500 Stock Index weighted by market value at each measurement point.

    This graph covers the period of time from September 30, 1996, through the end of fiscal 2001.

    Assumes $100 invested on September 30, 1996 in Lucent common stock, the S&P 500 Stock Index, and the S&P Technology Sector Index with the reinvestment of all dividends, including the company's distribution to shareholders of Avaya common stock on September 30, 2000. For the purpose of this chart, the Avaya distribution is treated as a non-taxable cash dividend that would have been converted to additional Lucent shares at the close of business for Avaya on September 30, 2000.

	September 30, 1996	September 30, 1997	September 30, 1998	September 30, 1999	September 30, 2000	September 30, 2001

Lucent Technologies	$100.00	$178.03	$303.84	$570.13	$268.02	$53.48
S&P Technology Sector Index	$100.00	$140.44	$153.15	$195.73	$221.72	$162.70
S&P 500 Stock Index	$100.00	$162.41	$183.86	$321.32	$383.95	$147.65

EXECUTIVE COMPENSATION

REPORT OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    Our report covers the following topics:

•  Role of the Corporate Governance and Compensation Committee

•  Executive Compensation Guiding Principles

•  Components of Our Compensation Program

•  Compensation of the Chief Executive Officer

•  Broader Employee Compensation

ROLE OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

    We set the overall compensation principles for the company and review the entire compensation program each year. We also review and establish the individual compensation levels for the members of the senior leadership team and have considered the advice of independent, outside consultants in determining whether the amounts and types of compensation the company pays its officers are appropriate. None of the members of the committee is a current or former employee of the company.

EXECUTIVE COMPENSATION GUIDING PRINCIPLES

    The goal of our compensation program is to attract, motivate and retain the highly talented individuals Lucent needs to be a market leader in its extremely competitive industry. The following principles influence our compensation program:

•  COMPENSATION SHOULD BE RELATED TO PERFORMANCE

    We believe that individual compensation should be tied to individual performance and to how well the company performs financially so that when the company's performance is better than our objectives, individuals should be paid more and when the company's performance does not meet our objectives, any incentive award payment will be at the committee's discretion.

•  LUCENT EMPLOYEES SHOULD OWN LUCENT STOCK

    We provide Lucent employees at all levels with various ways to become shareowners. We have made stock option grants to broad segments of employees and have programs that are intended to increase stock ownership among employees. These programs include stock option plans under which we make discretionary stock option grants to employees worldwide, 401(k) savings plans that allow U.S. employees to invest in company stock and an employee stock purchase plan which enables employees to purchase Lucent stock at a discount through payroll deductions. Our goal is to encourage each employee to act like an owner of the business.

•  INCENTIVE COMPENSATION SHOULD BE A GREATER PART OF TOTAL COMPENSATION FOR MORE SENIOR POSITIONS

    The proportion of an individual's total compensation that varies with individual and company performance objectives should increase as the individual's business responsibilities increase. For fiscal 2001, over 90% of the total target pay opportunity of our Chief Executive Officer, Henry B. Schacht, was at risk against short and long term performance goals.

•  OTHER GOALS

    As described below, our compensation program is designed to balance short and long term financial objectives, build shareowner value and provide incentives for individual, team and corporate performance.

    We review compensation survey data from several independent sources to ensure that our total compensation program is competitive. Companies selected for the survey are those with whom we compete for executive talent. We target executive compensation levels between the 50th and the 75th percentile of our comparison group. The company's competitors for executive talent are not necessarily the same companies that are included in the S&P Technology Sector Index used to compare shareowner returns (see Performance Graph, page 19) because the company generally requires skills from a more varied set of backgrounds.

    It is our goal to have most of the compensation paid to the company's chief executive officer and four other most highly compensated executive officers qualify as performance based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We have structured most of our compensation plans so that amounts paid under those plans will be fully deductible. However, some of the compensation that we pay cannot be deducted. The compensation paid to those officers that cannot be deducted includes salary, the value of perquisites and restricted stock unit awards, to the extent that the aggregate value of these amounts exceeds $1 million. Based on the complexity of managing an enterprise as large and diverse as Lucent, the rapidly changing nature of our business and the amount at stake for our shareowners, we believe it is appropriate to pay that compensation, even though it is not fully tax-deductible.

COMPONENTS OF OUR COMPENSATION PROGRAM

    The four components of our compensation program are:

•  Base Salary

•  Short Term Incentives

•  Long Term Incentives

•  Special Equity Grants

    1. Base Salary

    We set base salaries for all officers at levels that are competitive with similar positions at other comparable companies. While we conduct surveys annually, we usually adjust salaries only when our market surveys show a significant deviation. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package.

    2. Short Term Incentives

    We designed the annual bonus component of incentive compensation to align officer pay with the short term (annual) performance of the company. In 2001, all of the annual bonus opportunity was based on corporate earnings per share objectives. Actual individual awards would be tied to individual performance, as determined by the committee at the end of the year. When we evaluate individual performance, we consider factors such as leadership, customer focus, business knowledge, innovation, social responsibility and execution of Lucent's restructuring plan and overall business strategy.

    There were a number of significant achievements in fiscal 2001. We successfully implemented our seven point restructuring plan. We realigned our organizational structure along a new business model that matches the way our customers buy. We have virtually completed our product rationalization. We improved our cash flow and liquidity positions over fiscal 2000 and have reduced our annual expense rate by more than $2 billion. Because company performance fell short of our objectives in fiscal 2001, however, we decided not to award bonuses for company or individual performance until we meet the objectives of our business plan.

    3. Long Term Incentives: Stock Options and Three-Year Performance Awards

    We generally make grants of stock options to officers once a year. These annual options have an exercise price equal to the fair market value of a share on the day we grant the options. These options generally vest within three years and expire five years from the date of the grant. We base target grants on a comparison to our selected sample group; however, grants to individuals are adjusted based on individual performance, retention and other special circumstances.

    We no longer grant long term performance awards, having replaced them as part of our compensation program with stock options.

    During fiscal 1998 we granted long term performance awards that would have been paid out in the fall of 2001. Based on the company's financial performance over the performance period, no awards will be paid.

    4. Special Equity Grants: Stock Options and Restricted Stock Units

    We believe that ownership of Lucent stock is a key element of our compensation program and that retention of our officer team is essential to Lucent's improving performance and long term success. From time to time, we make special equity grants to help accomplish one or both of these objectives. Depending on the circumstances, a special equity grant may take the form of a stock option, restricted stock units or a combination of the two. These awards typically have longer vesting periods than annual awards. During fiscal 2001, in order to retain key members of management and to further align the interests of management with the shareholders, we used special one-time equity grants of stock options and restricted stock units.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In fiscal 2001, the company's most highly compensated executive officer was Henry B. Schacht, our Chairman of the Board and Chief Executive Officer.

    At our compensation targets, less than 10% of Mr. Schacht's total annual compensation would have been base salary, approximately 10% would have been short term incentive compensation and over 80% would have been long term incentive compensation.

BASE SALARY:

    In fiscal 2001, Mr. Schacht's base salary was $1,100,000, the same salary received by his predecessor in fiscal 2000.

SHORT TERM INCENTIVES:

    Based on the company's financial performance in fiscal year 2001, we decided not to award Mr. Schacht any short term bonus.

LONG TERM INCENTIVES:

    In fiscal 2001, we granted Mr. Schacht three stock options, covering a total of 3,544,512 shares. Two options, covering 1,000,000 shares each, were awarded during our annual grant program. The remaining option covered 1,544,512 shares, and was granted through the special "1 for 2" stock option grant described in the "Broader Employee Compensation" section below.

BROADER EMPLOYEE COMPENSATION

    Despite the recent downturn in our industry, the market remains competitive for the highly talented people we need to design and deliver the products and services our customers require. As we work through our restructuring, it is particularly important to retain the talent needed to meet our business challenges, and to keep employees engaged and motivated. In line with this, we have increased our use of broad-based equity compensation.

    In light of the significant decline of our stock price over the last year, we have taken two actions.

    In February 2001, we issued a special "1 for 2" stock option grant to all employees worldwide who held stock grants. Under the terms of this grant, employees were issued an option of one share for every two outstanding shares in their previously granted options where the grant price was greater than $12.14 per share (the average price on the grant date, February 21, 2001).

    This grant has a two year vesting schedule and a grant term of five years. It also has a special feature that provides for accelerated vesting and expiration if the Lucent stock price reaches and remains above a closing price of $50.00 for ten consecutive trading days. This feature was introduced to reduce the dilutive effect on earnings per share from the special February 2001 grant at such time that the underlying options could provide value to employees. We granted these special options to about 72,000 employees, covering approximately 142 million shares.

    At the time this grant was announced, we also announced that any options "matched" on a "1 for 2" basis would not subsequently be adjusted to reflect the spin-off of Agere Systems Inc.

    In July 2001, we accelerated the fiscal 2002 annual stock option grant. The shares required for this grant would normally have been used for annual grants in the latter part of the calendar year, but were moved forward to enable leadership to better engage employees, giving them a more personal stake in Lucent's turnaround. We granted these options to about 62,000 employees worldwide, covering approximately 78 million shares.

    We believe these actions were appropriate to retain the talent we need to execute our restructuring plan and restore value to our shareholders.

Franklin A. Thomas (Chairman)
Paul A. Allaire
Betsy S. Atkins
Carla A. Hills
John A. Young

SUMMARY COMPENSATION TABLE

		Annual Compensation(2)			Long Term Compensation(2)
					Awards		Payouts
Name and Principal Position(1)	Year	Salary ($)	Bonus (3)($)	Other Annual Compen- sation (4)($)	Restricted Stock Award(s) (5)($)	Securities Underlying Options (6)(#)	LTIP Payouts ($)	All Other Compen- sation (7)($)
Henry B. Schacht Chairman of the Board and Chief Executive Officer	2001 2000 1999	1,008,333 — —	— — —	$120,861 — —	— — —	3,544,512 — —	— — —	79,047 — —
Ben Verwaayen Vice Chairman	2001 2000 1999	741,667 700,000 700,000	— — 1,936,570	93,967 25,902 23,126	3,375,000 — —	3,421,125 564,088 201,460	— — 900,000	17,855 19,519 53,814
Robert C. Holder Executive Vice President	2001 2000	708,333 483,333	— —	75,928 33,147	3,375,000 —	2,775,445 644,672	— —	15,687 36,286
William T. O'Shea Executive Vice President, Corporate Strategy and Business Development	2001 2000	541,667 491,667	— —	89,158 87,228	2,700,000 —	2,551,889 468,394	— —	8,278 30,661
Arun Netravali President, Bell Labs, Chief Technical Officer and Chief Network Architect	2001 2000 1999	491,667 430,833 335,000	1,000 1,714 821,355	41,870 48,017 38,445	2,700,000 — 2,372,192	1,565,076 960,570 161,168	— — 366,160	20,276 24,886 63,063
Richard A. McGinn Former Chairman of the Board and Former Chief Executive Officer	2001 2000 1999	183,333 1,100,000 1,100,000	— — 5,129,636	$21,609 137,384 157,323	— — —	— 3,424,820 1,410,220	— — 2,165,680	11,257,900 35,781 23,077
(1)
Includes those who in fiscal 2001 were the Chief Executive Officer or one of the four other most highly compensated executive officers as measured by salary and bonus. The positions shown are the principal positions held during fiscal 2001. Mr. Schacht replaced Mr. McGinn as the Chairman of the Board and Chief Executive Officer in October 2000. Mr. Holder became an executive officer as of November 14, 2000.

Explanatory footnotes continue on page 27

Footnotes

(2)
Compensation deferred at the election of a named executive officer is included in the category (e.g., bonus or LTIP payouts) and year in which it would have otherwise been reported had it not been deferred.
(3)
The bonus amounts shown for 1999 include the regular annual bonus as well as additional amounts paid as short term awards and which were earned with respect to the long term incentive award plan for the 1996-1998 cycle. The bonus amounts shown for Mr. Netravali for 1999-2001 include awards for patents.
(4)
Includes (a) payments of above-market interest on deferred compensation, (b) tax reimbursement payments and (c) certain fringe benefits. In 2001, Mr. Schacht used chauffeur services valued at $35,141, received financial counseling services valued at $26,351 and tax reimbursement for certain fringe benefits in the amounts of $57,325. In 2001, Mr. Verwaayen had use of the company aircraft valued at $32,535 and tax reimbursement for certain fringe benefits in the amount of $31,471. In 2001, Mr. Holder received a car allowance of $16,800 and tax reimbursement for certain fringe benefits in the amount of $14,951. In 2001, Mr. McGinn received tax reimbursement for certain fringe benefits in the amount of $7,523. In 2000, Mr. McGinn had personal use of company aircraft valued at $40,290 and received financial counseling services valued at $24,507. In 1999, Mr. McGinn had personal use of company aircraft valued at $44,463 and received financial counseling services valued at $39,871.
(5)
Dividend equivalents have been paid in cash by Lucent for restricted stock units granted prior to fiscal 2000. Dividend equivalent payments were subsequently eliminated with the last payment made in the quarter ending March 31, 2001. Based on the closing price of Lucent stock on the New York Stock Exchange on September 28, 2001, the aggregate number of shares and value of all restricted stock units on such date were 725,446 shares valued at $4,156,803 for Mr. Verwaayen; 338,106 shares valued at $1,937,347 for Mr. Holder; 455,988 shares valued at $2,612,811 for Mr. O'Shea; and 332,560 shares valued at $1,905,569 for Mr. Netravali. Messrs. Schacht and McGinn do not have any restricted stock units.
(6)
Stock options granted in fiscal 2001 include the special "1 for 2" match grant awarded to all eligible employees on February 21, 2001. In addition, the annual stock option grants for fiscal 2002 (normally granted in the latter part of the calendar year) were awarded on July 27, 2001 to officers and executives in recognition of the increased responsibilities as a result of the organizational changes.
(7)
The amounts shown for 2001 include (a) company contributions to the savings plans ($2,500 for Mr. Holder, $2,500 for Mr. O'Shea, and $2,500 for Mr. Netravali); and (b) the dollar value of the benefit or premiums paid for split-dollar life insurance policies projected on an actuarial basis ($17,855 for Mr. Verwaayen, $13,187 for Mr. Holder, $5,778 for Mr. O'Shea, $17,776 for Mr. Netravali, and $32,199 for Mr. McGinn), and life insurance premiums paid by the company on behalf of Mr. Schacht in the amount of $79,047; and (c) payments related to Mr. McGinn's separation agreement ($5,500,000 in cash, $5,260,480 in compensation related to the company's acceptance of Mr. McGinn's vested restricted stock units and 194,125 shares of common stock in reduction of his indebtedness to the company pursuant to the Settlement Agreement between Mr. McGinn and the company; $218,754 in legal fees related to the settlement, $152,330 for the payment of taxes for associated legal fees, $72,000 for secretarial services related to the settlement and $22,137 for miscellaneous items).

OPTION GRANTS IN LAST FISCAL YEAR

Number of Shares Underlying Options Granted (#)
Grant Date Present Value (2) ($)
% of Total Options Granted to Employees in Fiscal Year
				Exercise Price ($/Sh)	Expiration Date
Name
Individual Grants(1)

Henry B. Schacht	1,000,000 1,000,000 1,544,512	0.29 0.29 0.44	% % %	16.0313 16.0313 12.1400	12/25/2010 12/25/2010 2/20/2006	6,449,947 6,795,681 7,113,443	(2) (3) (4)
Ben Verwaayen	500,000 500,000 1,621,125 800,000	0.14 0.14 0.47 0.23	% % % %	16.0313 16.0313 12.1400 7.0700	12/25/2010 12/25/2010 2/20/2006 7/26/2006	3,224,974 3,397,841 7,466,293 2,395,935	(2) (3) (4) (5)
Robert C. Holder	500,000 500,000 975,445 800,000	0.14 0.14 0.28 0.23	% % % %	16.0313 16.0313 12.1400 7.0700	12/25/2010 12/25/2010 2/20/2006 7/26/2006	3,224,974 3,397,841 4,492,534 2,395,935	(2) (3) (4) (5)
William T. O'Shea	200,000 500,000 1,151,889 700,000	0.06 0.14 0.33 0.20	% % % %	16.0313 16.0313 12.1400 7.0700	12/25/2010 12/25/2010 2/20/2006 7/26/2006	1,289,989 3,397,841 5,305,169 2,096,444	(2) (3) (4) (5)
Arun Netravali	200,000 350,000 865,076 150,000	0.06 0.10 0.25 0.04	% % % %	16.0313 16.0313 12.1400 7.0700	12/25/2010 12/25/2010 02/20/2006 07/26/2006	1,289,989 2,378,488 3,984,215 449,238	(2) (3) (4) (5)
Richard A. McGinn	—	—		—	—	—

Footnotes

(1)
In accordance with Securities and Exchange Commission rules, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of Lucent's common stock during the applicable period.
(2)
This option vests 4 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after 3.2 years, volatility of 54%, annual dividend yield of .57% and an interest rate of 4.76%.
(3)
This option vests 4 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after 3.5 years, volatility of 54%, annual dividend yield of .57% and an interest rate of 4.94%.
(4)
This option vests 2 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after 2.1 years, volatility of 64%, annual dividend yield of .57% and an interest rate of 4.73%.
(5)
This option vests 3 years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after 2.6 years, volatility of 64%, annual dividend yield of 0% and an interest rate of 4.05%.

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year-End Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End
					Value of In-the-Money Options at Fiscal Year End ($)
Name	Acquired on Exercise (#)	Value Realized ($)
			Exercisable/Unexercisable		Exercisable/Unexercisable
Henry B. Schacht	—	—	1,698,787	/(1)	—
			3,094,029
Ben Verwaayen	—	—	1,521,428	/	—
			4,141,946
Robert C. Holder	—	—	651,162	/	—
			3,075,172
William T. O'Shea	—	—	1,672,310	/	—
			3,520,374
Arun Netravali	—	—	1,048,749	/	—
			2,212,619
Richard A. McGinn	—	—	6,932,239	/(2)	—
			—
(1)
Includes an option covering 68,496 shares that Mr. Schacht transferred to a family member.
(2)
Includes an option covering 2,014,600 shares that Mr. McGinn transferred to a family member.

PENSION PLANS

    Lucent has a noncontributory pension plan, the Lucent Retirement Income Plan, which covers most management employees, including its executive officers. Two programs are available under this plan: the Service Based Program and the Account Balance Program.

    The Service Based Program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant's adjusted career average pay is equal to 1.4% of the sum of the individual's (a) average annual pay for the five years ending December 31, 1998 (excluding the annual bonus award paid in December 1997), times the number of years of service prior to January 1, 1999, (b) pay subsequent to December 31, 1998, and (c) annual bonus award paid in December 1997. Average annual pay used in the Service Based Program includes base salary and annual bonus awards.

    The Account Balance Program generally covers management employees hired on or after January 1, 1999, including Mr. Schacht. Under this program, the company establishes an account for each participating employee and makes annual contributions to that account based on the employee's age, salary and bonus, in accordance with the following schedule:

Age	Contributions as a percent of salary and bonus
less than 30	3.00%
30 - less than 35	3.75%
35 - less than 40	4.50%
40 - less than 45	5.50%
45 - less than 50	6.75%
50 - less than 55	8.25%
55+	10.00%

In addition, interest is credited on the last day of the year.

    Federal laws place limitations on compensation amounts that may be included under the pension plan. In 2001, up to $170,000 in eligible base salary and annual bonus could be included in the calculation under this plan.

    The normal retirement age under the plan is 65; however, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits under the Service Based Program. If an employee's age (which must be at least 50) plus service, when added together, is equal to or greater than 75 years the employee may retire with unreduced pension benefits. A reduction in pension benefits equal to 3% is made for each year age plus service is less than 75. Once vested, normally after five years of service, an employee participating in the Account Balance Program is entitled to the amounts in his or her account when he or she leaves the company.

    Compensation and benefit amounts which exceed the applicable federal limitations are paid under the company's supplemental pension plan, the Lucent Supplemental Pension Plan. This plan is a noncontributory plan and has the same two programs and uses the same adjusted career average pay formula and eligibility rules as the Retirement Income Plan. The company pays all benefits under this plan from its general assets.

    The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by pensions under the management and supplemental pension plans. We have eliminated this 15% minimum benefit for new officers.

    When Mr. McGinn left the company, he became entitled to an annual pension of approximately $870,000 based on 30 years of service with Lucent and its predecessor AT&T.

    The estimated total annual pension payable to Messrs. Holder, Netravali and O'Shea, if they continue in their current positions and retire at age 65, is $545,000, $400,000 and $630,000, respectively. These amounts are straight-life annuity amounts. Other optional forms of payment, which provide for actuarially reduced pensions, are available.

    Mr. Verwaayen is entitled to a pension benefit intended to provide him, after taking into account all other pension benefits, with an annual pension equal to one half of his average salary and annual bonus for the three years preceding his leaving the company. If Mr. Verwaayen leaves the company before reaching age 60, payments under this arrangement will not begin until Mr. Verwaayen reaches age 60 and the amount of the payments will generally be reduced unless the reason is his death or disability or a company-initiated termination other than for cause. Assuming retirement at age 60, Mr. Verwaayen would receive an estimated annual pension (before reduction for any other pension to which he may be entitled) of $1,300,000 under this arrangement.

    Certain of the company's non-qualified executive benefit plans will be supported by a benefits protection grantor trust, the assets of which are subject to the claims of the company's creditors. In the event of a Change in Control or Potential Change in Control of the company (as such terms are defined in the applicable plans), certain additional funds might be required to be contributed to such trust to support benefits under such plans.

EXECUTIVE AGREEMENTS AND OTHER RELATIONSHIPS

    MR. VERWAAYEN. Lucent hired Mr. Verwaayen in 1997 to lead the company's efforts to expand its business outside the United States. Before coming to Lucent, Mr. Verwaayen was president of PTT Telecom, the national telecommunications carrier of the Netherlands, and chairman of Unisource, a pan-European telecommunications company providing services to businesses and consumers.

    In order to encourage Mr. Verwaayen to join Lucent and to compensate him for certain forfeitures he would experience by joining Lucent, the company provided Mr. Verwaayen with a hiring bonus that included, among other things, the following awards:

  •
  An option to purchase 906,570 shares. One half of the option vested in 2000, 25% of the option vested in 2001, and 25% of the option will vest in 2002.
  •
  342,482 restricted stock units that will vest in 2002.

    The company also guaranteed a portion of a loan provided by EAB Mortgage Company, Inc. to Mr. Verwaayen. The principal amount of the loan is due in 2027 or, if sooner, no later than 180 days after Mr. Verwaayen's employment with the company terminates. The largest amount guaranteed by the company since October 1, 2000 under this arrangement was approximately $1.0 million. Mr. Verwaayen and Lucent have entered into an indemnity agreement under which Mr. Verwaayen has agreed to reimburse the company for any amounts it pays pursuant to the guarantee.

    The agreement also provides Mr. Verwaayen with a customized pension described above under "Pension Plans" and a gross-up payment if he is subject to taxes outside the U.S. at a higher rate than in the U.S.

    The agreement also provides for Mr. Verwaayen to receive severance benefits in the event that, before September 2007, the company terminates his employment other than for cause or if Mr. Verwaayen resigns following certain adverse changes in the terms of his compensation or job responsibilities. These benefits would be calculated based on Mr. Verwaayen's then annual base salary and target annual incentive bonus or, if greater, 80% of his annual base salary, and would be an amount equal to twice Mr. Verwaayen's base salary and annual incentive bonus.

    In addition, if Mr. Verwaayen's employment with the company terminates because of his death or disability, or if the company terminates his employment other than for cause, prior to the tenth anniversary of the agreement, then all unexercised stock options and unvested restricted stock units included in his hiring bonus and unvested stock options granted pursuant to regular annual grants will vest, and all undistributed performance awards that are at least six months old (and all undistributed performance awards in the event of Mr. Verwaayen's death or disability) will be paid out at the end of the performance period without proration. Similar provisions apply in the event Mr. Verwaayen resigns following certain adverse changes in the terms of his compensation or job responsibilities.

    The agreement contains a non-competition provision under which Mr. Verwaayen agrees not to engage in certain activities on behalf of named competitors of the company while he is employed by the company and for a period of one year following his termination of employment for any reason. On December 12, 2001, the British Telecommunications Group ("BTGroup") announced that it had designated Mr. Verwaayen its chief executive officer designate effective January 14, 2002, and chief executive officer, effective February 1, 2002. The terms of Mr. Verwaayen's separation from the company are currently under discussion.

    MR. MCGINN. Mr. McGinn, Lucent's former Chief Executive Officer, terminated his employment with the Company on October 22, 2001.

    Mr. McGinn worked for Lucent and its predecessor companies for 30 years and under the company's service-based pension plan, he was eligible for benefits based upon his income, age and length of service. He now receives a pension of approximately $870,000 per year. Details of how the pension benefit amount is calculated are found in this proxy statement in the section, "Pension Plans," beginning on page 31. Mr. McGinn's pension and retiree health benefits are not part of the Settlement Agreement described below.

    The Settlement Agreement with Mr. McGinn was executed on June 6, 2001 with an effective date of February 8, 2001. The Settlement Agreement provides Mr. McGinn with a one-time payment of the excess of $5.5 million over the gross amount of approximately $2 million that was advanced to him. In return, the company is entitled to offset those advances against its supplemental pension obligations to Mr. McGinn. Mr. McGinn also received pro rata vesting of stock options, amounting to 613,869 shares of common stock, granted in 1998 and 1999 under the company's Long Term Incentive Program with an exercise price equal to the market value as of the particular grant date. Approximately 1,400,000 shares granted under these options were cancelled upon the termination of Mr. McGinn's employment. A pro rata portion of his restricted stock units, totaling 662,843, granted in 1996 and 1997, also vested. The remaining 335,469 restricted stock units were also cancelled.

    As part of the Settlement Agreement, the company agreed to assume Mr. McGinn's indebtedness in commercial transactions to banks because Mr. McGinn had entered into such transactions on the assumption of his continued employment with the company. The company accepted his vested restricted stock units and 194,125 shares of his common stock, valued as of the effective date, in reduction of his indebtedness, leaving a remaining liability to the company of $4.3 million. To secure his remaining indebtedness to the company, Mr. McGinn executed an interest-bearing promissory note in favor of the company, collateralized by a mortgage on real estate owned by Mr. McGinn and his spouse.

    Until the earlier of his commencing new full employment or December 1, 2001, the company agreed to reimburse Mr. McGinn up to $9,000 per month for office and secretarial services at a non-company location. The company also agreed to reimburse Mr. McGinn for his reasonable legal fees and expenses related to the preparation and execution of the Settlement Agreement.

    In exchange for these severance benefits, Mr. McGinn agreed to non-solicitation and non-competition restrictions and agreed to provide cooperation and consulting services to the company until October 2002.

Transition Arrangements

    We recognized at the beginning of fiscal 2001 that it would take significant commitment, dedication, and effort to work through this difficult time for Lucent with focus and speed. We knew that it was important to have the right leadership with the knowledge and capabilities required to execute our turnaround with a sense of urgency. To ensure that highly qualified key members of management would stay to see this work through despite considerable personal uncertainty, we developed (1) severance protection arrangements and (2) retention payments for selected officers.

    As to severance protection, generally those executive officers who are eligible for the severance coverage are provided two years of base salary and target bonus if their employment is terminated by the company for reasons other than cause. During this two-year period, they will also continue to receive benefit coverage and equity vesting. Such coverage has been provided to Messrs. Holder, Netravali, O'Shea and Verwaayen, among others.

    In addition, we chose to provide enhanced severance coverage for those officers most likely to be directly impacted by a change in leadership at the CEO level. Because Messrs. Holder and O'Shea are both retirement eligible and to ensure that they would stay with Lucent during the critical period of fiscal 2001 rather than retire or seek jobs elsewhere despite the personal uncertainty created by a prospective change in CEO leadership, we provided them the deferred right to terminate their employment and receive severance payments:

  •
  Within six months of the appointment of a new CEO
  •
  Upon a change in their reporting relationship to Mr. Schacht
  •
  Or on or after April 22, 2002 (the eighteen month anniversary of Mr. Schacht's appointment) for any reason.

    Invoking severance benefits for the reasons listed above would require a three month notice period and the company would be able to request an additional three months of employment.

    For similar reasons, we enhanced the severance arrangements provided to Mr. Verwaayen in his existing employment agreement. He will be able to receive the better of the original severance coverage or this enhanced severance coverage. The enhanced coverage would provide for more vesting of stock options and restricted stock unit grants than under the terms of Mr. Verwaayen's original agreement.

    These enhanced severance arrangements have been effective in ensuring that these key members of management were retained by Lucent through fiscal 2001; these leaders have achieved the successful implementation of the seven point restructuring program, the realignment of the organization, the rationalization of the product portfolio and the positive change in our cash flow, liquidity and annual expense rate.

    In addition to severance protection, special retention award arrangements were put in place to ensure continuity of leadership into fiscal 2002 and beyond as the company continues its critical restructuring work.

    Selected officers, including Mr. Netravali, will be awarded a cash retention payment to be paid in two parts—50% in February 2002 and 50% in December 2002—assuming continued employment with the company or involuntary termination without cause. In Mr. Netravali's case, the total amount of his payment would be $1,000,000.

    Retention arrangements were also developed to ensure the continued employment of Messrs. Holder, O'Shea, and Verwaayen to and beyond April 22, 2002. Each would be eligible to receive a cash retention payment equal to two times his base salary and annual target bonus at the time of payment. This payment would be made April 22, 2002 or upon commencement of employment of a new CEO, whichever comes first. Based on current salary and annual bonus targets, Mr. Holder's retention payment would be $4,500,000, Mr. O'Shea's retention payment would be $3,080,000 and Mr. Verwaayen's retention payment would be $3,300,000. They would also receive full vesting of their current outstanding stock options and restricted stock units (unless otherwise determined by the Committee at the time of the grant) effective by no later than April 22, 2002. After that, their ongoing severance coverage would be comparable to that of other officers, without the enhanced coverage described above. This enhanced retention arrangement ensures that the incentives for senior management to remain in leadership positions within the company are greater than the benefits they could receive under a self-initiated severance arrangement. In order to provide a strong incentive for continuity beyond April 2002, in December 2001, we granted to each of Mr. Holder and Mr. O'Shea additional equity grants of 500,000 stock options and 500,000 restricted stock units. These grants will not be subject to the April 2002 accelerated vesting provisions described above.

    Finally, we acted to provide federal excise tax protection to Messrs. Schacht, Holder, O'Shea and Verwaayen in the event that severance payments made to them following a change in control would be subject to a 20% excise tax under IRS Code Section 4999. This protection is typically provided to members of senior management.

    Subsequent to the end of the company's fiscal year, Mr. Verwaayen accepted a position as the chief executive officer of British Telecom. The specific terms of Lucent's financial arrangements for Mr. Verwaayen have not been finalized.

OTHER MATTERS

    Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

    You can obtain a transcript of the meeting by writing to Shareowner Meeting Transcript Requests, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974.

December 28, 2001	Henry B. Schacht Chairman of the Board and Chief Executive Officer

LUCENT TECHNOLOGIES INC. P.O. BOX 9112 FARMINGDALE, NY 11735	VOTE BY INTERNET - www.proxyvote.com
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LUCENT TECHNOLOGIES INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1:
1.	Election of Directors The Board of Directors recommends a vote "FOR" the nominees listed below:	For All	Withhold All	Exceptions	To withhold authority to undo for any individual nominee, mark "Exceptions" and write the nominee's name on the line below.
		/ /	/ /	/ /
Nominees - Class of 2005
01) Paul A. Allaire
02) John A. Young
Nominee - Class of 2004
03) Henry B. Schacht
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2:
2.	Shareowner Proposal Evelyn Y. Davis - Repeal Classified Board	For / /	Against / /	Abstain / /

Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.
	I have included a change of address and/or comments.			/ /
	I plan to attend the Annual Meeting.			/ /
	I wish to access future proxy statements and annual reports over the Internet.			/ /

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

ADMISSION TICKET Annual Meeting of Shareowners February 20, 2002, 9:00 a.m. E.S.T. The Playhouse Theatre, DuPont Building Wilmington, Delaware 19801
DIRECTIONS:
1)
FROM THE SOUTH: Take I-95 North to Wilmington Exit 7 marked "Route 52, Delaware Avenue". From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. At Delaware Avenue intersection stay left continuing on 11th Street. Follow 11th Street through four traffic lights. Playhouse Theatre is on the right in the Du Pont Building.
2)	FROM THE NORTH: Follow I-95 South to Exit 7A marked "Route 52, South Delaware Avenue" (11th Street). At Delaware Avenue intersection, stay left continuing on 11th Street. Follow 11th Street through four traffic lights, Playhouse Theatre is on the right in the Du Pont Building.

    This ticket, along with a form of personal identification, admits the named Shareowner(s) and one guest.
Cameras, tape recorders and other video recording equipment, are not permitted in The Playhouse Theatre.

Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Henry B. Schacht, Frank A. D'Amello and Richard J. Rawson (the "Proxy Committee") or any of them as proxies, with full power of substitution, to vote as directed all Shares of Lucent Technologies Inc. the undersigned is entitled to vote at the 2002 Annual Meeting of Shareowners of Lucent Technologies Inc. to be held at the Playhouse Theatre, Du Pont Building, Wilmington, Delaware at 9:00 a.m., E.S.T. on February 20, 2002. This Proxy card also provides voting instructions for Shares held in BuyDIRECTSM and, if registrations are identical, Shares held in the various employee stock purchase and benefit plans as described in the Proxy Statement. This Proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournment thereof. If this card contains no specific voting instructions, my (our) Shares will be voted in accordance with the recommendation of the Board of Directors.

(Continued and to be signed and dated on the reverse side.)

COMMENTS OR ADDRESS CHANGE:

(If you noted any comments or address changes above, please mark box on the reverse side)

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